As filed with the Securities and Exchange Commission on February 26, 2010

Registration No. 333-164046

UNITED STATE

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Anworth Mortgage Asset Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-2059785
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1299 Ocean Avenue, Second Floor, Santa Monica, California 90401

(310) 255-4493

(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices)

Lloyd McAdams Chairman and Chief Executive Officer 1299 Ocean Avenue, Second Floor Santa Monica, California 90401 (310) 255-4493	Copies to: Mark J. Kelson, Esq. Manatt, Phelps & Phillips, LLP 11355 W. Olympic Boulevard Los Angeles, California 90064 (310) 312-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒    Accelerated filer  ☐    Non-accelerated filer  ☐    Smaller reporting company  ☐

(Cover continued on next page)

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value
Preferred Stock, $0.01 par value
Warrants
Total	$600,000,000.00(3)	$36,921.99(3)

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The securities registered hereunder include (i) an indeterminate number of shares of common stock as may be sold, from time to time, by the registrant and an indeterminate number of shares of common stock as shall be issuable upon conversion of warrants or convertible preferred stock registered hereunder, (ii) an indeterminate number of shares of preferred stock as may be sold, from time to time, by the registrant, and (iii) an indeterminate number of warrants, representing rights to purchase common stock or preferred stock registered hereunder.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 457(o) under the Securities Act and General Instruction II.D to Form S-3, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. In no event will the maximum aggregate offering price of all securities issued pursuant to this registration statement exceed $600,000,000.00.
(3)	The prospectus forming part of this registration statement, as such prospectus may be amended or supplemented from time to time, shall be deemed to relate to the $517,839,942 of securities being registered pursuant to this registration statement and, pursuant to Rule 429 under the Securities Act, to $82,160,058.00 of common stock, preferred stock and warrants registered and issuable by the registrant pursuant to the registration statement on Form S-3, Registration No. 333-143173 (the “Prior Shelf Registration Statement”). The registration fee associated with such securities registered pursuant to the Prior Shelf Registration Statement is $2,522.29 and was paid in connection with the Prior Shelf Registration Statement. The registration fee of $36,921.99, related to $517,839,942 of securities being registered pursuant to this registration statement, was previously paid in connection with the initial filing of this registration statement.

Pursuant to Rule 429 of the Securities Act of 1933, the prospectus constituting part of this Registration Statement, as such prospectus may be amended or supplemented from time to time, is a combined prospectus and relates to the securities of Anworth Mortgage Asset Corporation registered pursuant to the Prior Shelf Registration Statement.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement relates to securities that may be offered from time to time by Anworth Mortgage Asset Corporation (“Anworth”). This registration statement contains a form of base prospectus that will be used in connection with offerings of securities by Anworth. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2010

$600,000,000

Anworth Mortgage Asset Corporation

Common Stock

Preferred Stock

Warrants

By this prospectus, we may offer, from time to time:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock or preferred stock; or

•	any combination of the foregoing.

We will provide the specific terms of each issuance of securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “ANH,” our 8.625% Series A Cumulative Preferred Stock is traded on the New York Stock Exchange under the symbol “ANH-PA” and our 6.25% Series B Cumulative Convertible Preferred Stock is traded on the New York Stock Exchange under the symbol “ANH-PB.”

We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

Investing in our common stock and preferred stock involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 8 of this prospectus before buying shares of our common stock or preferred stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may offer and sell any combination of our common stock, preferred stock and warrants in one or more offerings for total proceeds of up to $600,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. It is important that you consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference,” which you should read carefully before you decide to invest.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	market trends and risks;

•	assumptions regarding interest rates;

•	assumptions regarding credit risk; and

•	assumptions regarding prepayment rates on the mortgage loans securing our mortgage-backed securities.

These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

•	changes in the yield curve;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of mortgage-backed securities for purchase;

•	changes in interest rates and the market value of our assets;

•	risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy;

•	changes in government regulations affecting our business;

•	our ability to maintain our qualification as a real estate investment trust for federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	the impact of differing levels of leverage employed;

•	the liquidity of secondary markets and credit markets; and

•	management’s ability to manage our growth and planned expansion;

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus or described in the reports that we file from time to time with the SEC, such as our quarterly and annual reports, could cause our actual results to differ materially and in an adverse manner from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR COMPANY

Our Business

We are in the business of investing primarily in United States, or U.S., agency mortgage-backed securities, or MBS, which are obligations guaranteed by the U.S. government, such as Ginnie Mae, or federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Our principal business objective is to generate net income for distribution to stockholders based upon the spread between the interest income on our mortgage-related assets and the costs of borrowing to finance our acquisition of these assets.

We are organized for tax purposes as a real estate investment trust, or REIT. Accordingly, we generally distribute substantially all of our earnings to stockholders without paying federal or state income tax at the corporate level on the distributed earnings. We believe we currently meet all REIT requirements regarding the ownership of our common stock and the distributions of our net income. Therefore, we believe that we continue to qualify as a REIT under the provisions of the Code.

Our continuing operations consist of the following portfolios: Agency mortgage-backed securities, or Agency MBS, and Non-Agency mortgage-backed securities, or Non-Agency MBS. As of December 31, 2009, approximately 99.9% of our total portfolio is Agency MBS.

Our Strategy

Investment Strategy

Our strategy is to invest primarily in U.S. agency MBS. We seek to acquire assets that will produce competitive returns after considering the amount and nature of the investment’s anticipated returns, our ability to pledge the investment to secure collateralized borrowings and the costs associated with financing, managing and reserving for these investments. We do not currently originate mortgage loans or provide other types of financing to the owners of real estate.

Financing Strategy

We primarily finance the acquisition of MBS with short-term borrowings and, to a lesser extent, equity capital. We employ short-term borrowing to attempt to increase potential returns to our stockholders. Pursuant to our Capital and Leverage Policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

We usually borrow at short-term rates using repurchase agreements. Repurchase agreements are generally short-term in nature (less than or equal to twelve months). We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our mortgage-related assets in order to lessen the liquidity and interest rate-related risks. We generally seek to diversify our exposure by entering into repurchase agreements with multiple lenders, which are approved by our board of directors. However, we are operating in an environment where economic conditions have already caused several large financial institutions involved in repurchase financing of MBS to either have been acquired by other institutions or to have filed bankruptcy.

Growth Strategy

It is our long-term objective to further grow our earnings and our dividends per common share using various strategies which may include the following:

•	decreasing the ratio of operating expenses to stockholder equity by increasing the amount of our stockholder equity at a rate faster than the rate of increase in our operating expenses;

•	issuing additional common shares when the net proceeds will materially increase the paid-in capital per share and the book value per share;

•	repurchasing outstanding common shares when the net cost will materially increase the paid-in capital per share and the book value per share; and

•

lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders rather than using financial intermediaries and possibly using commercial paper, medium-term note programs, preferred stock and other forms of capital.

Our Operating Policies

We have established the following four primary operating policies to implement our business strategies:

•	our Asset Acquisition Policy;

•	our Capital and Leverage Policy;

•	our Credit Risk Management Policy; and

•	our Asset/Liability Management Policy.

The following are summaries of these operating policies:

Asset Acquisition Policy

Our Asset Acquisition Policy provides guidelines for acquiring investments and contemplates that we will acquire a portfolio of investments that can be grouped into specific categories. Each category and our respective investment guidelines are as follows:

•

Category I—At least 60% of our total assets will generally be adjustable- or fixed-rate MBS and short-term investments. Assets in this category will be rated within one of the two highest rating categories by at least one nationally recognized statistical rating organization or, if not rated, will be obligations guaranteed by the U.S. government or its agencies, such as Fannie Mae or Freddie Mac. Also included in Category I are the portion of real estate mortgage loans that have been deposited into a trust and have received a rating within one of the two highest rating categories by at least one nationally recognized statistical rating organization.

•

Category II—At least 90% of our total assets will generally consist of Category I investments plus unsecuritized mortgage loans, mortgage securities rated at least “investment grade” by at least one nationally recognized statistical rating organization, or shares of other REITs or mortgage-related companies and the portion of real estate mortgage loans that have been deposited into a trust and have received an investment grade rating by at least one nationally recognized statistical rating organization.

•

Category III—No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage securities rated below investment grade and leveraged mortgage derivative securities. Under our Category III investment criteria, we may acquire other types of mortgage derivative securities including, but not limited to, interest-only, principal-only or other types of MBS that receive a disproportionate share of interest income or principal.

Capital and Leverage Policy

We employ a leverage strategy to increase our investment assets by borrowing against existing mortgage-related assets and using the proceeds to acquire additional mortgage-related assets. Relative to our investment in investment grade Agency MBS, our capital and leverage policy provides that we generally borrow, on a short-term basis, between seven to twelve times the amount of our equity allocated to these investments. Our borrowings may vary from time to time depending on market conditions and other factors deemed relevant by our management and our board of directors. Over the course of the past twelve months we have been borrowing, on a short-term basis, between five to seven times the amount of our equity allocated to these investments. We believe that this will leave an adequate capital base to protect against interest rate environments in which our borrowing costs might exceed our interest income from mortgage-related assets.

Depending on the different costs of borrowing funds at different maturities, we may vary the maturities of our borrowed funds in an attempt to produce lower borrowing costs. Our borrowings are short-term and we manage actively, on an aggregate basis, both the interest rate indices and interest rate adjustment periods of our borrowings against the interest rate indices and interest rate adjustment periods on our mortgage-related assets.

Our mortgage-related assets are financed primarily at short-term borrowing rates through repurchase agreements and dollar-roll agreements. In the future, we may also employ borrowings under lines of credit and other collateralized financings that we may establish with approved institutional lenders.

Credit Risk Management Policy

We review credit risk and other risks of loss associated with each of our potential investments. In addition, we may diversify our portfolio of mortgage-related assets to avoid undue geographic, insurer, industry and certain other types of concentrations.

Compliance with our Credit Risk Management Policy guidelines is determined at the time of purchase of mortgage assets based upon the most recent valuation utilized by us. Such compliance is not affected by events subsequent to such purchase including, without limitation, changes in characterization, value or rating of any specific mortgage assets or economic conditions or events generally affecting any mortgage-related assets of the type held by us.

Asset/Liability Management Policy

Interest Rate Risk Management. To the extent consistent with our election to qualify as a REIT, we follow an interest rate risk management program intended to protect our portfolio of mortgage-related assets and related debt against the effects of major interest rate changes. Specifically, our interest rate management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from rate adjustment limitations on our mortgage-related assets and the differences between interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-related assets and related borrowings.

Our interest rate risk management program encompasses a number of procedures including the following:

•	monitoring and adjusting, if necessary, the interest rate sensitivity of our mortgage-related assets compared with the interest rate sensitivities of our borrowings;

•

attempting to structure our borrowing agreements relating to adjustable-rate mortgage-related assets to have a range of different maturities and interest rate adjustment periods (although substantially all will be less than one year); and

•

actively managing, on an aggregate basis, the interest rate indices and interest rate adjustment periods of our mortgage-related assets compared to the interest rate indices and adjustment periods of our borrowings.

We expect to be able to adjust the average maturity/adjustment period of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings come due or are renewed. Through the use of these procedures, we attempt to reduce the risk of differences between interest rate adjustment periods of our adjustable-rate mortgage-related assets and our related borrowings.

Depending on market conditions and the cost of the transactions, we may conduct certain hedging activities in connection with the management of our portfolio. To the extent consistent with our election to qualify as a REIT, we may adopt a hedging strategy intended to lessen the effects of interest rate changes and to enable us to earn net interest income in periods of generally rising, as well as declining or static, interest rates. Specifically, hedging programs are formulated with the intent to offset some of the potential adverse effects of changes in interest rate levels relative to the interest rates on the mortgage-related assets held in our investment portfolio and differences between the interest rate adjustment indices and periods of our mortgage-related assets and our borrowings. We monitor carefully, and may have to limit, our asset/liability management program to assure that we do not realize excessive hedging income or hold hedges having excess value in relation to mortgage-related assets, which could result in our disqualification as a REIT or, in the case of excess hedging income, if the excess is due to reasonable cause and not willful neglect, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Code. In addition, asset/liability management involves transaction costs that increase dramatically as the period covered by hedging protection increases and that may increase during periods of fluctuating interest rates.

Prepayment Risk Management. We also seek to lessen the effects of prepayment of mortgage loans underlying our securities at a faster or slower rate than anticipated. We accomplish this by structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage-related assets with prepayment prohibitions and penalties, investing in certain mortgage security structures that have prepayment protections and purchasing mortgage-related assets at a premium or at a discount. We invest in mortgage-related assets that, on a portfolio basis, do not have significant purchase price premiums. Under normal market conditions, we seek to maintain the aggregate capitalized purchase premium of the portfolio at 3% or less. In addition, we can purchase principal-only derivatives to a limited extent as a hedge against prepayment risks. We monitor prepayment risk through periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, dividends, cash flow and net consolidated balance sheets market value.

We believe that we have developed cost-effective asset/liability management policies to mitigate prepayment risks. However, no strategy can completely insulate us from prepayment risks. Further, as noted above, certain of the federal income tax requirements that we must satisfy to qualify as a REIT limit our ability to fully hedge our prepayment risks. Therefore, we could be prevented from effectively hedging our interest rate and prepayment risks.

Our Investments

Mortgage-Backed Securities (MBS)

Pass-Through Certificates. We principally invest in pass-through certificates, which are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly, in effect, “passing through” monthly payments made by the individual borrowers on the mortgage loans which underlie the securities, net of fees paid to the issuer or guarantor of the securities. Early repayment of principal on some MBS, arising from prepayments of principal due to sale of the underlying property, refinancing or foreclosure, net of fees and costs which may be incurred, may expose us to a lower rate of return upon reinvestment of principal. This is generally referred to as “prepayment risk.” Additionally, if a security subject to prepayment has been purchased at a premium, the unamortized value of the premium would be lost in the event of prepayment.

Like other fixed-income securities, when interest rates rise, the value of a MBS generally will decline. When interest rates are declining, however, the value of MBS with prepayment features may not increase as much as other fixed-income securities. The rate of prepayments on underlying mortgages will affect the price and volatility of MBS and may have the effect of shortening or extending the effective maturity of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of MBS may experience reduced returns if the owners of the underlying mortgages pay off their mortgages later than anticipated. This is generally referred to as “extension risk.”

Payment of principal and interest on some mortgage pass-through securities, though not the market value of the securities themselves, may be guaranteed by the full faith and credit of the federal government, including securities backed by Ginnie Mae, or by agencies or instrumentalities of the federal government, including Fannie Mae and Freddie Mac. MBS created by non-governmental issuers, including commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers, may be supported by various forms of insurance or guarantees including individual loan, title, pool and hazard insurance and letters of credit which may be issued by governmental entities, private insurers or the mortgage poolers. As of December 31, 2010, approximately 99.9% of our portfolio is Agency MBS.

Collateralized Mortgage Obligations. CMOs are MBS. Interest and principal on CMOs are paid, in most cases, on a monthly basis. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities. CMOs are structured into multiple classes with each class bearing a different stated maturity. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired. We will typically consider CMOs that are issued or guaranteed by the federal government, or by any of its agencies or instrumentalities, to be U.S. government securities.

Other Types of MBS

Mortgage Derivative Securities. We may acquire mortgage derivative securities in an amount not to exceed 10% of our total assets. Mortgage derivative securities provide for the holder to receive interest-only, principal-only or interest and principal in amounts that are disproportionate to those payable on the underlying mortgage loans. Payments on mortgage derivative securities are highly sensitive to the rate of prepayments on the underlying mortgage loans. In the event of faster or slower than anticipated prepayments on these mortgage loans, the rates of return on interests in mortgage derivative securities, representing the right to receive interest-only or a disproportionately large amount of interest or interest-only derivatives, would be likely to decline or increase, respectively. Conversely, the rates of return on mortgage derivative securities, representing the right to receive principal-only or a disproportionate amount of principal or principal-only derivatives, would be likely to increase or decrease in the event of faster or slower prepayments, respectively.

We may invest in inverse floaters, a class of CMOs with a coupon rate that resets in the opposite direction from the market rate of interest to which it is indexed, including LIBOR or the 11th District Cost of Funds Index, or COFI. Any rise in the index rate, which can be caused by an increase in interest rates, causes a drop in the coupon rate of an inverse floater, while any drop in the index rate causes an increase in the coupon of an inverse floater. An inverse floater may behave like a leveraged security since its interest rate usually varies by a magnitude much greater than the magnitude of the index rate of interest. The leverage-like characteristics inherent in inverse floaters result in a greater volatility of their market prices.

We may invest in other mortgage derivative securities that may be developed in the future.

Mortgage Warehouse Participations. We may occasionally acquire mortgage warehouse participations as an additional means of diversifying our sources of income. We anticipate that these investments, together with our investments in other Category III assets, will not in the aggregate exceed 10% of our total mortgage-related assets. These investments are participations in lines of credit to mortgage loan originators secured by recently originated mortgage loans that are in the process of being sold to investors. Our investments in mortgage warehouse participations are limited because they are not qualified REIT assets under the Code.

Other Mortgage-Related Assets

We may acquire other investments that include equity and debt securities issued by other primarily mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities and residential mortgage loans other than high-credit quality mortgage loans. Although we expect that our other investments will be limited to less than 10% of total assets, we have no limit on how much of our stockholders’ equity will be allocated to other investments. There may be periods in which other investments represent a large portion of our stockholders’ equity.

General Information

We were incorporated in Maryland on October 20, 1997 and commenced our operations on March 17, 1998. Our principal executive offices are located at 1299 Ocean Avenue, Second Floor, Santa Monica, California, 90401. Our telephone number is (310) 255-4493 and our fax number is (310) 434-0070.

RISK FACTORS

An investment in our securities involves a number of risks. Before making a decision to purchase our securities, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially affected in an adverse manner. If this were to occur, the trading price of our securities could decline significantly and you may lose all or part of your investment.

Risks Related To Our Business

Continued adverse developments in the global capital markets, including recent defaults, credit losses and liquidity concerns, as well as recent mergers, acquisitions and bankruptcies of potential repurchase agreement counterparties, could make it difficult for us to borrow money to acquire Agency MBS on a leveraged basis, on favorable terms or at all, which could adversely affect our profitability.

We rely on the availability of financing to acquire Agency MBS on a leveraged basis. Institutions from which we obtain financing may have owned or financed MBS and other assets, which have declined in value and caused them to suffer losses as a result of the downturn in the residential mortgage market. As these conditions persist, institutions may be forced to exit the repurchase market, become insolvent or further tighten their lending standards or increase the amount of equity capital or haircut required to obtain financing and, in such event, could make it more difficult for us to obtain financing on favorable terms or at all.

Recently, there have been several proposed or completed mergers, acquisitions and bankruptcies of investment banks and commercial banks that have historically acted as repurchase agreement counterparties. This has resulted in a fewer number of potential repurchase agreement counterparties operating in the market. Fewer potential counterparties reduces our ability to diversify and thereby attempt to minimize risk of counterparty default. In addition, many commercial banks, investment banks and insurance companies have announced extensive losses from exposure to the residential mortgage market. These losses have reduced financial industry capital, leading to reduced liquidity for some institutions, which could also make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we are unable to obtain cost-effective financing for our investments.

Failure to procure funding on favorable terms, or at all, would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock, Series A Preferred Stock or Series B Preferred Stock.

The current weakness in the mortgage market could cause one or more of our lenders to be unwilling or unable to provide us with financing. This could potentially increase our financing costs and reduce liquidity. Furthermore, if many of our lenders are unwilling or unable to provide us with additional financing, we could be forced to sell our assets at an inopportune time when prices are depressed. If one or more major market participants fails, it could negatively impact the marketability of all fixed income securities, including Agency MBS, and this could negatively impact the value of the securities in our portfolio, thus reducing our net book value.

If we are unable to negotiate favorable terms and conditions on future repurchase arrangements with one or more of our lenders, our financial condition and earnings could be negatively impacted.

The terms and conditions of each repurchase arrangement with our lenders are negotiated on a transaction-by-transaction basis. Key terms and conditions of each transaction include interest rates, maturity dates, asset pricing procedures and margin requirements. We cannot assure you that we will be able to continue to negotiate favorable terms and conditions on our future repurchase arrangements.

Also, during periods of market illiquidity or due to perceived credit quality deterioration of the collateral pledged, a lender may require that less favorable asset pricing procedures be employed or the margin requirements be increased. Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of Agency MBS, may reduce the market value of our portfolio, which may cause our lenders to require additional collateral. Under these conditions, we may determine it is prudent to sell assets to improve our ability to pledge sufficient collateral to support our remaining borrowings. Such sales may be at disadvantageous times, which may harm our operating results and net profitability.

Continued adverse developments in the residential mortgage market may adversely affect the value of the Agency MBS in which we intend to invest.

During the past two years, the residential mortgage market in the U.S. has experienced a variety of difficulties and changing economic conditions including recent defaults, credit losses and liquidity concerns. News of actual and potential security liquidations has increased the volatility of many financial assets including Agency MBS. As a result, values for MBS assets, including some Agency MBS, have been negatively impacted. Further increased volatility and deterioration in the broader residential mortgage and MBS markets may adversely affect the performance and market value of the Agency MBS in which we invest.

Our investments serve as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. If market conditions result in a decline in the value of our Agency MBS, our financial position and results of operations could be adversely affected.

New laws may be passed affecting the relationship between Fannie Mae and Freddie Mac, on the one hand, and the federal government, on the other, which could adversely affect the price of Agency MBS.

The interest and principal payments we expect to receive on the Agency MBS in which we invest will be guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Unlike the Ginnie Mae certificates in which we invest, the principal and interest on securities issued by Fannie Mae and Freddie Mac are not guaranteed by the U.S. government. All the Agency MBS in which we invest depend on a steady stream of payments on the mortgages underlying the securities. Since September 2008, there have been increased market concerns about Fannie Mae’s and Freddie Mac’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the federal government.

Fannie Mae and Freddie Mac were placed into the conservatorship of the Federal Housing Finance Agency, or FHFA, their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (1) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the shareholders, the directors, and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (2) collect all obligations and money due to Fannie Mae and Freddie Mac; (3) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (4) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (5) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

In addition to FHFA becoming the conservator of Fannie Mae and Freddie Mac, the U.S. Department of the Treasury has taken various actions intended to provide Fannie Mae and Freddie Mac with additional liquidity and ensure their financial stability, including a temporary program to purchase MBS issued by Fannie Mae and Freddie Mac, which program expired on December 31, 2009 with the U.S. Treasury announcing that it purchased approximately $220 billion of securities across a range of maturities. The U.S. Treasury’s agency security purchase program is subject to the discretion of the Secretary of the Treasury. The U.S. Treasury can hold its portfolio of agency securities to maturity and, based on mortgage market conditions, may make adjustments to the portfolio. This flexibility may adversely affect the pricing and availability for our target assets. It is also possible that if and when the U.S. Treasury commits to purchase agency securities in the future, it could create additional demand that would increase the pricing of agency securities that we seek to acquire.

Given the highly fluid and evolving nature of these events, it is unclear how our business will be impacted. Based upon the further activity of the U.S. government or market response to developments at Fannie Mae or Freddie Mac, our business could be adversely impacted. Although the federal government has committed capital to Fannie Mae and Freddie Mac, there can be no assurance that it will be adequate for their needs. If the financial support is inadequate, these companies could continue to suffer losses and could fail to honor their guarantees and other obligations.

Shortly after Fannie Mae and Freddie Mac were placed in federal conservatorship, the Secretary of the U.S. Treasury suggested that the guarantee payment structure of Fannie Mae and Freddie Mac should be re-examined. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be eliminated or considerably limited relative to historical measurements. The U.S. Treasury could also stop providing credit support to Fannie Mae and Freddie Mac in the future. Any changes to the nature of the guarantees provided by Fannie Mae and Freddie Mac could redefine what constitutes an agency security and could have broad adverse market implications.

The U.S. Treasury’s authority to purchase agency securities and to provide financial support to Fannie Mae and Freddie Mac under the Housing and Economic Recovery Act of 2008 expired on December 31, 2009. The problems faced by Fannie Mae and Freddie Mac resulting in their being placed into federal conservatorship have stirred debate among some federal policy makers regarding the continued role of the federal government in providing liquidity for mortgage loans. Following expiration of the current authorization, each of Fannie Mae and Freddie Mac could be dissolved and the federal government could determine to stop providing liquidity support of any kind to the mortgage market. If Fannie Mae or Freddie Mac were eliminated, or their structures were to change radically, we would not be able to acquire agency securities from these companies, which would eliminate the major component of our business model.

Our income could be negatively affected in a number of ways depending on the manner in which related events unfold. For example, the current credit support provided by the U.S. Treasury to Fannie Mae and Freddie Mac, and any additional credit support it may provide in the future, could have the effect of lowering the interest rate we expect to receive from agency securities that we seek to acquire, thereby tightening the spread between the interest we earn on our portfolio of targeted assets and our cost of financing that portfolio. A reduction in the supply of agency securities could also negatively affect the pricing of agency securities we seek to acquire by reducing the spread between the interest we earn on our portfolio of targeted assets and our cost of financing that portfolio.

As indicated above, recent legislation has changed the relationship between Fannie Mae and Freddie Mac and the federal government and requires Fannie Mae and Freddie Mac to reduce the amount of mortgage loans they own or for which they provide guarantees on agency securities. Future legislation could further change the relationship between Fannie Mae and Freddie Mac and the federal government, and could also nationalize or eliminate such entities entirely. Any law affecting these government-sponsored enterprises may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or guaranteed by Fannie Mae or Freddie Mac. As a result, such laws could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac agency securities. It also is possible that such laws could adversely impact the market for such securities and spreads at which they trade. All of the foregoing could materially adversely affect our business, operations and financial condition.

We are subject to the risk that, despite recent actions or proposals by the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, banks and other financial institutions may not be willing to lend and/or interest rates and the yield curve may change, which could adversely affect our financing and our operating results.

In September 2008, the U.S. government placed both Fannie Mae and Freddie Mac under its conservatorship. Shortly thereafter, Lehman Brothers Holdings Inc. filed bankruptcy, Merrill Lynch & Co., Inc. was acquired by Bank of America, the U.S. government announced it would lend approximately $85 billion (which was subsequently increased to over $150 billion) to American International Group and Washington Mutual was seized by federal regulators, who then sold its assets to JPMorgan Chase.

The Emergency Economic Stabilization Act of 2008, or EESA, was enacted. The EESA provides the U.S. Secretary of the Treasury with the authority to establish a Troubled Asset Relief Program, or TARP, to purchase from financial institutions up to $700 billion of certain assets and equity. Under the TARP, the U.S. government has invested approximately $250 billion into hundreds of the country’s banks. In November 2008, after using a significant portion of the funds available under TARP to make preferred equity investments in certain financial institutions, the Secretary of the U.S. Treasury announced that following enactment of EESA, the U.S. Treasury had continued to examine the relative benefits of purchasing illiquid mortgage-related assets and had determined that its assessment at that time was that such purchases were not the most effective way to use limited TARP funds. However, the Secretary of the U.S. Treasury indicated that it would continue to examine whether targeted forms of asset purchase can play a useful role, relative to other potential uses of TARP resources.

On November 25, 2008, the Federal Reserve announced that it would initiate a program to purchase $100 billion in direct obligations of Fannie Mae, Freddie Mac and the Federal Home Loan Banks and $500 billion in Agency MBS and on March 18, 2009 it was announced that the program would be expanded to purchase up to $1.25 trillion of Agency MBS. The Federal Reserve stated that its actions are intended to reduce the cost and increase the availability of credit for the purchase of houses, which in turn should support housing markets and foster improved conditions in financial markets more generally. The purchases of direct obligations began during the first week of December 2008 and purchases of residential MBS began on January 5, 2009. In December 2009, the Federal Reserve announced that it anticipates it will conclude its Agency MBS purchase program, purchasing $1.25 trillion of Agency MBS and about $175 billion of agency debt, by the end of the first quarter of 2010.

There can be no assurance that any of the programs established under the EESA will have a beneficial impact on the financial markets, including current extreme levels of volatility. To the extent the market does not respond favorably to the TARP or the TARP does not function as intended, the U.S. economy may not receive the anticipated positive impact from the legislation. In addition, the U.S. government, the Board of Governors of the Federal Reserve System and other governmental and regulatory bodies have taken and are considering taking other actions to address the financial crisis, such as the Capital Purchase Program, Public-Private Investment Program, Capital Assistance Program, Asset Guarantee Program and Targeted Investment Program. We cannot predict whether or when such actions may occur or what impact, if any, such actions could have on our business, results of operations and financial condition. While such programs may provide for more availability of credit to Anworth, there are no assurances that there will be increased availability of credit. In fact, these actions could negatively affect the availability of financing, the quantity and quality of available products, changes in interest rates and the yield curve, which could potentially adversely affect our financing and operations as well as those of the entire mortgage sector in general.

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, the Agency MBS in which we invest.

The U.S. government, through the Federal Housing Authority and the Federal Deposit Insurance Corporation, has commenced implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. The programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or extending the payment terms of the loans. In addition, members of the U.S. Congress have indicated support for additional legislative relief for homeowners. These loan modification programs, as well as future legislative or regulatory actions that result in the modification of outstanding mortgage loans, may adversely affect the value of, and the returns on, the Agency MBS in which we invest.

We are subject to the risk that the global credit crisis, despite efforts by global governments to halt that crisis, may affect interest rates and the availability of financing in general, which could adversely affect our financing and our operating results.

During the past two years, several large European banks, including Fortis (the largest Belgian financial services firm), Dexia S.A. (the world’s largest lender to local governments) and three of the United Kingdom’s largest banks (Royal Bank of Scotland Group Plc, HBOS Plc and Lloyds TSB Group Plc) all experienced financial difficulty and were either rescued by government assistance or by other large European banks. Several European governments coordinated plans to attempt to shore up their financial sectors through loans, credit guarantees, capital infusions, promises of continued liquidity funding and interest rate cuts. Additionally, other governments of the world’s largest economic countries also implemented interest rate cuts. There is no assurance that these and other plans and programs will be successful in halting the global credit crisis or in preventing other banks from failing. If unsuccessful, this could adversely affect our financing and operations as well as those of the entire mortgage sector in general.

Our leveraging strategy increases the risks of our operations.

Relative to our investment grade Agency MBS, we generally borrow, on a short-term basis, between seven to twelve times the amount of our equity, although our borrowings may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our mortgage-related assets. Use of leverage can enhance our investment returns (and at times when we reduce our leverage, our profitability may be reduced as a result). Leverage, however, also increases risks. In the following ways, the use of leverage increases our risk of loss and may reduce our net income by increasing the risks associated with other risk factors including a decline in the market value of our MBS or a default of a mortgage-related asset:

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The use of leverage increases our risk of loss resulting from various factors including rising interest rates, increased interest rate volatility, downturns in the economy and reductions in the availability of financing or deterioration in the conditions of any of our mortgage-related assets.

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A majority of our borrowings are secured by our Agency MBS, generally under repurchase agreements. A decline in the market value of the Agency MBS used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell Agency MBS under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the Agency MBS, we would experience losses.

•

A default of a mortgage-related asset that constitutes collateral for a repurchase agreement could also result in an involuntary liquidation of the mortgage-related asset. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

•

To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be affected, which could jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and may decrease our overall profitability and distributions to our stockholders.

We may incur increased borrowing costs related to repurchase agreements and that would adversely affect our profitability.

Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these agreements increase, that would harm our profitability.

Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the value and liquidity of our mortgage-related assets.

An increase in interest rates may harm our book value, which could adversely affect the cash available for distribution to you and could cause the price of our securities to decline.

Increases in interest rates may harm the market value of our mortgage-related assets. Our hybrid adjustable-rate mortgage-related assets (during the fixed-rate component of the mortgages underlying such assets) and our fixed-rate securities are generally more harmed by these increases. In accordance with GAAP, we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets. Losses on securities classified as available-for-sale, which are determined by management to be other-than-temporary in nature, are reclassified from “Accumulated other comprehensive income” to current operations.

An increase in interest rates may cause a decrease in the volume of newly issued, or investor demand for, MBS and other mortgage-related assets, which could adversely affect our ability to acquire MBS and other mortgage-related assets that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of MBS and other mortgage-related assets available to us, which could affect our ability to acquire MBS and other mortgage-related assets that satisfy our investment objectives. Rising interest rates may also cause MBS and other mortgage-related assets that were issued prior to an interest rate increase to provide yields that exceed prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of MBS or mortgage-related assets or MBS or mortgage-related assets with a yield that exceeds the borrowing cost we will incur to purchase MBS or mortgage-related assets, our ability to satisfy our investment objectives and to generate income and pay dividends in the amount expected, or at all, may be materially and adversely affected.

A flat or inverted yield curve may negatively affect our operations, book value and profitability due to its potential impact on investment yields and the supply of adjustable-rate mortgage, or ARM, products.

A flat yield curve occurs when there is little difference between short-term and long-term interest rates. An inverted yield curve occurs when short-term interest rates are higher than long-term interest rates. A flat or inverted yield curve may be an adverse environment for ARM product volume, as there may be little incentive for borrowers to choose an ARM product over a longer-term fixed-rate loan. If the supply of ARM product decreases, yields may decline due to market forces.

Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR. A flat or inverted yield curve will likely result in lower profits.

Additionally, a flat or inverted yield curve may negatively impact the pricing of our securities. According to GAAP, if the values of our securities decrease, we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets.

We depend on short-term borrowings to purchase mortgage-related assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms, we will be limited in our ability to acquire mortgage-related assets and our earnings and profitability would decline.

We depend on short-term borrowings to fund acquisitions of mortgage-related assets and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. Moreover, we depend on a limited number of lenders to provide the primary credit facilities for our purchases of mortgage-related assets.

If we cannot renew or replace maturing borrowings, we may have to sell our mortgage-related assets under adverse market conditions and may incur permanent capital losses as a result. Any number of these factors in combination may cause difficulties for us, including a possible liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses, which may render us insolvent.

Any repurchase agreements that we use to finance our assets may require us to provide additional collateral or pay down debt, and if these requirements are not met, our financial condition and prospects could deteriorate rapidly.

Our repurchase agreements involve the risk that the market value of the securities pledged or sold by us to the repurchase agreement counterparty may decline in value, in which case the counterparty may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have additional collateral or the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the counterparty could accelerate its indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect our financial condition and ability to implement our investment strategy. In addition, in the event that the counterparty files for bankruptcy or becomes insolvent, our securities may become subject to bankruptcy or insolvency proceedings, thus depriving us of the benefit of these assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

Because assets we acquire may experience periods of illiquidity, we may lose profits or be prevented from earning gains if we cannot sell mortgage-related assets at an opportune time.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. As a result, the illiquidity of mortgage-related assets may cause us to lose profits and the ability to earn gains.

A decrease or lack of liquidity in our investments may adversely affect our business, including our ability to value and sell our assets.

We invest in certain MBS or other investment securities that are not publicly traded in liquid markets. Moreover, turbulent market conditions, such as those currently in effect, could significantly and negatively impact the liquidity of our assets. In some cases, it may be difficult to obtain third-party pricing on certain of our investment securities. Illiquid investments typically experience greater price volatility, as a ready market does not exist, and can be more difficult to value. In addition, third-party pricing for illiquid investments may be more subjective than for more liquid investments. The illiquidity of certain investment securities may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded certain of our investment securities. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

We may not have the benefit of repurchase rights or indemnification upon the breach of broad representations and warranties for all of the assets we acquire, which could increase the risk that we suffer losses on such assets.

We may acquire assets from counterparties that are not able or willing to provide broad representations and warranties on such assets. Even if such counterparties provide representations and warranties on the assets, they may not be contractually required to repurchase the assets or indemnify us if there are defaults with respect to the representations and warranties on the assets. To the extent that our counterparties are not contractually obligated to repurchase the assets or are unable to fulfill their indemnification obligations, we will bear the same risks with respect to such assets as if such representations and warranties were not made. If we do not have the benefit of repurchase rights or indemnification upon the breach of broad representations and warranties on our assets, we may lose money on our investments in such assets that we otherwise would not lose had such repurchase rights or indemnification been available.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We engage in hedging activity from time to time. As such, we use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When interest rates change, we expect to record a gain or loss on derivatives, which would be offset by an inverse change in the value of loans or residual interests. Additionally, from time to time, we may enter into hedging transactions in connection with our holdings of MBS and government securities with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. We cannot assure you that our use of derivatives will offset the risks related to changes in interest rates. It is likely that there will be periods in the future during which we will incur losses after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses.

The characteristics of hedging instruments presents various concerns, including illiquidity, enforceability and counterparty risks, which could adversely affect our business and results of operations.

Hedging involves risk since hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of such instruments may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in a loss and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Our use of derivatives may expose us to counterparty risks.

From time to time we enter into interest rate swap and cap agreements to hedge risks associated with movements in interest rates. If a swap counterparty cannot perform under the terms of an interest rate swap, we would not receive payments due under that agreement, we may lose any unrealized gain associated with the interest rate swap, and the hedged liability would cease to be hedged by the interest rate swap. We may also be at risk for any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. Similarly, if a cap counterparty fails to perform under the terms of the cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we would also incur a loss for all remaining unamortized premium paid for that agreement.

Competition may prevent us from acquiring mortgage-related assets at favorable yields and that would negatively impact our profitability.

Our net income largely depends on our ability to acquire mortgage-related assets at favorable spreads over our borrowing costs. In acquiring mortgage-related assets, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than us. As a result, we may not in the future be able to acquire sufficient mortgage-related assets at favorable spreads over our borrowing costs. If that occurs, our profitability will be harmed.

Interest rate mismatches between our adjustable-rate MBS and our borrowings used to fund our purchases of these assets may reduce our income during periods of changing interest rates.

We fund most of our acquisitions of adjustable-rate MBS with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of our MBS. Accordingly, if short-term interest rates increase, this may harm our profitability.

Most of the MBS we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in a short-term interest rate index. Therefore, in most cases, the interest rate indices and repricing terms of the MBS that we acquire and their funding sources will not be identical, thereby creating an interest rate mismatch between our assets and liabilities. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these mismatches could reduce our net income, dividend yield and the market price of our stock.

The interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate MBS. For example, at December 31, 2009, our Agency MBS and Non-Agency adjustable-rate MBS had a weighted average term to next rate adjustment of approximately 23 months, while our borrowings had a weighted average term to next rate adjustment of 38 days. After adjusting for interest rate swap transactions, the weighted average term to next rate adjustment was 309 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate MBS.

The MBS in which we invest and the mortgage loans underlying the MBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

Residential mortgage loans are secured by single-family residential property and are subject to risks of loss, delinquency and foreclosure. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans.

Residential MBS evidence interests in or are secured by pools of residential mortgage loans and collateralized MBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the MBS we invest in are subject to all of the risks of the underlying mortgage loans. In the event of defaults with respect to the mortgage loans that underlie our MBS investments and the exhaustion of any underlying or additional credit support, we may not realize our anticipated return on these investments and we may incur a loss on these investments.

Increased levels of prepayments from MBS may decrease our net interest income.

Pools of mortgage loans underlie the MBS that we acquire. We generally receive payments from principal payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the MBS. Faster than expected prepayments could harm our profitability as follows:

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We usually purchase MBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we pay a premium over the par value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we expense the premium that was prepaid at the time of the prepayment. At December 31, 2009, substantially all of our MBS had been acquired at a premium.

•

We anticipate that a substantial portion of our adjustable-rate MBS may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully indexed rate, we will have held that mortgage-backed security while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new MBS similar to the prepaid MBS, our financial condition, results of operation and cash flow would suffer.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

While we seek to minimize prepayment risk to the extent practical, in selecting investments, we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

We may experience reduced net interest income from holding fixed-rate investments during periods of rising interest rates.

We generally fund our acquisition of fixed-rate MBS with short-term borrowings. During periods of rising interest rates, our costs associated with borrowings used to fund acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This reduces or could eliminate the net interest spread between the fixed-rate MBS that we purchase and our borrowings used to purchase them, which could lower our net interest income or cause us to suffer a loss. At December 31, 2009, 13% of our Agency MBS were fixed-rate securities.

Interest rate caps on our adjustable-rate MBS may reduce our income or cause us to suffer a loss during periods of rising interest rates.

Our adjustable-rate MBS are subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while interest rate caps would limit the interest rates on our adjustable-rate MBS. This problem is magnified for our adjustable-rate MBS that are not fully indexed. Further, some adjustable-rate MBS may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we could receive less cash income on adjustable-rate MBS than we need to pay interest on our related borrowings. These factors could lower our net interest income or cause us to suffer a loss during periods of rising interest rates. At December 31, 2009, approximately 87% of our Agency MBS were adjustable-rate securities.

We may invest in leveraged mortgage derivative securities that generally experience greater volatility in market prices, thus exposing us to greater risk with respect to their rate of return.

We may acquire leveraged mortgage derivative securities that may expose us to a high level of interest rate risk. The characteristics of leveraged mortgage derivative securities result in greater volatility in their market prices. Thus, acquisition of leveraged mortgage derivative securities would expose us to the risk of greater price volatility in our portfolio and that could harm our net income and overall profitability.

New assets we acquire may not generate yields as attractive or be as accretive to book value as have been experienced historically.

We may acquire new assets as we receive principal and interest payments and prepayments from our existing assets. We also sell assets from time to time as part of our portfolio and asset/liability management programs. We may invest these proceeds into new earning assets.

New assets may not generate yields as attractive as we have experienced historically. Business conditions, including credit results, prepayment patterns and interest rate trends in the future, may not be as favorable as they have been during the periods we held the replaced assets.

New assets may not be as accretive to book value as existing assets. The market value of our assets is sensitive to interest rate fluctuations. In the past as short-term interest rates increased, the market value of our existing assets has declined. As we classify our Agency MBS and Non-Agency MBS as available-for-sale, accounting regulations require that any unrealized losses from the decline in market value that are not considered to be an other-than-temporary impairment be carried as “Accumulated other comprehensive loss” in the “Stockholders’ equity” section of the consolidated balance sheets. When short-term interest rates stop increasing, or start declining, or when the interest rates on these securities reset, the market value of these assets may increase. This may be more accretive to book value than the new assets that we acquire to replace existing assets.

Risks Related to Our Management

Our officers devote a portion of their time to other companies in capacities that could create conflicts of interest that may harm our investment opportunities; this lack of a full-time commitment could also harm our operating results.

Lloyd McAdams, Joseph E. McAdams, Thad M. Brown, Bistra Pashamova and other of our officers and employees are officers and employees of Pacific Income Advisers, or PIA, where they devote a portion of their time. These officers and employees are under no contractual obligations mandating minimum amounts of time to be devoted to our company. In addition, a trust controlled by Lloyd McAdams is the principal stockholder of PIA.

These officers and employees are involved in investing both our assets and approximately $4.4 billion in MBS and other fixed income assets for institutional clients and individual investors through PIA. These multiple responsibilities and ownerships may create conflicts of interest if these officers and employees of our company are presented with opportunities that may benefit both us and the clients of PIA. These officers allocate investments among our portfolio and the clients of PIA by determining the entity or account for which the investment is most suitable. In making this determination, these officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate. These officers, however, have no obligation to make any specific investment opportunities available to us and the above-mentioned conflicts of interest may result in decisions or allocations of securities that are not in our best interests.

Lloyd McAdams is also an owner and Chairman of Syndicated Capital, Inc., a registered broker-dealer. Syndicated Capital, Inc. has been authorized by our board of directors to act as the authorized broker on any buyback of the Company’s common stock. Our officers’ service to PIA and Syndicated Capital, Inc. allow them to spend only part of their time and effort managing our company, as they are required to devote a portion of their time and effort to the management of other companies, and this may harm our overall management and operating results.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business, results of operation and stock price.

Our board of directors can modify or waive our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies may have on our business, operating results and stock price, however, the effects may be adverse.

We depend on our key personnel and the loss of any of our key personnel could harm our operations.

We depend on the diligence, experience and skill of our officers and other employees for the selection, structuring and monitoring of our mortgage-related assets and associated borrowings. Our key officers include Lloyd McAdams, Chairman, President and Chief Executive Officer (Principal Executive Officer); Joseph E. McAdams, Chief Investment Officer, Executive Vice President and Director; Thad M. Brown, Chief Financial Officer (Principal Financial Officer), Treasurer and Secretary; Charles J. Siegel, Senior Vice President-Finance and Assistant Secretary; Bistra Pashamova, Senior Vice President; and Evangelos Karagiannis, Vice President. Our dependence on our key personnel is heightened by the fact that we have a relatively small number of employees and the loss of any key person could harm our entire business, financial condition, cash flow and results of operations. In particular, the loss of the services of Lloyd McAdams or Joseph E. McAdams could seriously harm our business.

Our incentive compensation arrangements may create incentives to increase the risk of our mortgage portfolio in an attempt to increase compensation.

In accordance with their employment agreements, two executive officers are eligible to participate in a performance-based bonus pool that is funded based on the company’s return on average equity (“ROAE”). ROAE is calculated as the twelve-month GAAP net income excluding the effect of depreciation, preferred stock dividends, gains/losses on asset sales and impairment charges, divided by the average stockholder equity less goodwill and preferred stockholder equity. The aggregate amount of this performance-based bonus pool available for distribution to the executive officers can range annually based upon our ROAE. If the ROAE is 0% or less, no performance-based bonus is paid. If the ROAE is greater than 0% but less than 8%, a bonus pool of up to $500 thousand is available in the aggregate. If the ROAE is 8% or greater, then the bonus pool available to be paid to both executive officers in the aggregate is $500 thousand plus 10% of the first $5 million of excess return and 6% of the amount of the excess return greater than $5 million. Of the aggregate amount available for distribution from the bonus pool, the Compensation Committee bases annual bonus allocation to each of the participating executive officers on its assessment of the performance of each executive officer. 25% of any annual performance-based bonus amount over $100 thousand will be paid in restricted shares (as opposed to cash). In an effort to earn greater amounts of incentive compensation under their employment agreements, as our executive officers evaluate different mortgage-related assets for our investment, there is a risk that they will cause us to assume more risk than is prudent. Prior to the end of any year, the Compensation Committee, at its discretion, may notify a participant that the participant will not participate in the pool during the following year. If this occurs, the sale or transfer restrictions on previously issued pool shares will be eliminated at that time.

In addition, certain management and key employees are eligible to earn incentive compensation for each fiscal year pursuant to our 2002 Incentive Compensation Plan, or the 2002 Incentive Plan. Under the 2002 Incentive Plan, the aggregate amount of compensation that may be earned by these employees equals a percentage of net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1%. In any fiscal quarter in which our net income is an amount less than the amount necessary to earn this threshold return, we calculate negative incentive compensation for that fiscal quarter which will be carried forward and will offset future incentive compensation earned under the 2002 Incentive Plan, but only with respect to those participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated. Although negative incentive compensation is used to offset future incentive compensation, as our management evaluates different mortgage-related assets for our investment, there is a risk that management will cause us to assume more risk than is prudent.

Risks Related to REIT Compliance and Other Tax Matters

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

We believe that, since our initial public offering in 1998, we have operated so as to qualify as a REIT under the Code and we intend to continue to meet the requirements for taxation as a REIT. Nevertheless, we may not remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could require us to pay a penalty or jeopardize our REIT status. Furthermore, Congress or the IRS might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effects that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

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we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

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unless we were entitled to relief under applicable statutory provisions, we could be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification and thus our cash available for distribution to stockholders would be reduced for each of the years during which we do not qualify as a REIT.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our MBS and other assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may substantially limit our ability to hedge MBS and related borrowings by requiring us to limit our income in each year from non-qualifying hedges, together with any other income not generated from qualified sources, to less than 25% of our gross income. In addition, we must limit our aggregate income from non-qualifying hedging, fees and certain other non-qualifying sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, we may in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% and 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments or to make investments inconsistent with our business plan.

In order to qualify as a REIT, we must also determine that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer. No more than 25% of the total value of our assets can be stock in taxable REIT subsidiaries. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. The need to comply with these gross income and asset tests may cause us to acquire other assets that are qualifying real estate assets for purposes of the REIT requirements that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

The IRS may challenge our determination that certain distributions are non-taxable returns of capital for shareholders.

In general, distributions by corporations are treated first as ordinary dividend income to the extent of the corporation’s current or accumulated earnings and profits. When such corporate earnings and profits have been reduced to zero, further distributions are non-taxable returns of capital to the extent of the distributee shareholder’s tax basis for its shares. Such return of capital distributions reduce the shareholder’s tax basis for the shares. When tax basis for the shares has been reduced to zero, further distributions are treated as gain from the sale or exchange of the shares, which may be capital gain. Calculations of corporate earnings and profits are complex and the rules for such calculations are not entirely clear. In addition, calculations of current earnings and profits are made at the close of the corporation’s taxable year without diminution by reason of any distributions made during the taxable year. The determination of whether there are current earnings and profits for the year is made without regard to the amount of the earnings and profits at the time in the year when the distribution was made. The IRS might disagree with our calculations of our earnings and profits and tax as a dividend a distribution that was intended to be a non-taxable return of capital. Some distributions during the corporation’s tax year may appear to occur when there are no current or accumulated earnings and profits at the time of the distribution, but result in ordinary dividend income because of corporate earnings and profits that arise later in such year. Even when there are no current or accumulated corporate earnings and profits for the year of the distribution, the distribution will be a non-taxable return of capital only to the extent of the shareholder’s tax basis for its shares. Tax basis could vary shareholder-by-shareholder and even share-by-share. The IRS recently published proposed regulations that would require a share-by-share determination so that a shareholder with varying tax bases for its shares could have ordinary dividend income with respect to some shares, even though the shareholder’s aggregate tax basis for the shares would be sufficient to absorb the entire distribution. These proposed regulations would be effective for transactions that occur after the date the regulations are published as final regulations. As a result of the aforementioned rules, distributions by us that are intended to be non-taxable return of capital distributions to our shareholders may be taxable, in whole or in part, to some or all of the distributees.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. For example, our taxable income would exceed our net income for financial reporting purposes to the extent that compensation paid to our Principal Executive Officer and our other four highest paid officers exceeds $1 million for any such officer for any calendar year under Section 162(m) of the Code. Since payments under our 2002 Incentive Plan do not qualify as performance-based compensation under Section 162(m), a portion of the payments made under the 2002 Incentive Plan to certain of our officers would not be deductible for federal income tax purposes under such circumstances. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Code. Thus, we could be required to borrow funds, sell a portion of our MBS at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity.

Dividends payable by REITs do not qualify for the reduced tax rates.

Tax legislation enacted in 2003 reduced the maximum U.S. federal tax rate on certain corporate dividends paid to individuals and other non-corporate taxpayers to 15% (through 2010). Dividends paid by REITs to these stockholders are generally not eligible for these reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to non-REIT corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

The tax imposed on REITs engaging in “prohibited transactions” will limit our ability to engage in transactions, including certain methods of securitizing loans, which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property but including any mortgage loans, held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize loans in a manner that was treated as a sale of such inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through a taxable REIT subsidiary and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our investment portfolio of mortgage loans from time to time, even if we believe that it would be in our best interest to do so.

Failure to maintain an exemption from the Investment Company Act would harm our results of operations.

We believe that we conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act of 1940, as amended. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Under the SEC’s current interpretation, qualification for this exemption generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests. MBS that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and thus may not qualify for purposes of the 55% requirement. Therefore, our ownership of these MBS is limited by the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests MBS issued with respect to an underlying pool for which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our MBS under potentially adverse market conditions. Further, in order to maintain our exemption from registration as an investment company, we may be precluded from acquiring MBS whose yield is somewhat higher than the yield on MBS that could be purchased in a manner consistent with the exemption.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Code. If we realize excess inclusion income and allocate it to stockholders, however, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is foreign, it would generally be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income tax treaty. U.S. stockholders would not be able to offset such income with their operating losses.

We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. However, excess inclusion income could result if we held a residual interest in a REMIC. Excess inclusion income also may be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage loans or MBS securing those debt obligations. For example, we may engage in non-REMIC CMO securitizations. We also enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The IRS may determine that these transactions give rise to excess inclusion income that should be allocated among our stockholders. We may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments. Some types of entities, including, without limitation, voluntarily employee benefit associations and entities that have borrowed funds to acquire their shares of our stock, may be required to treat a portion of or all of the dividends they receive from us as unrelated business taxable income.

Misplaced reliance on legal opinions or statements by issuers of MBS and government securities could result in a failure to comply with REIT gross income or asset tests.

When purchasing MBS and government securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT income tests. The inaccuracy of any such opinions or statements may harm our REIT qualification and result in significant corporate level tax.

Additional Risk Factors

We may not be able to use the money we raise from time to time to acquire investments at favorable prices.

We intend to seek to raise additional capital from time to time if we determine that it is in our best interests and the best interests of our stockholders, including through public offerings of our stock. The net proceeds of any offering could represent a significant increase in our equity. Depending on the amount of leverage that we use, the full investment of the net proceeds of any offering might result in a substantial increase in our total assets. There can be no assurance that we will be able to invest all of such additional funds in mortgage-related assets at favorable prices. We may not be able to acquire enough mortgage-related assets to become fully invested after an offering, or we may have to pay more for MBS than we have historically. In either case, the return that we earn on stockholders’ equity may be reduced.

We have not established a minimum dividend payment level for our common stockholders and there are no assurances of our ability to pay dividends to them in the future.

We intend to pay quarterly dividends and to make distributions to our common stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level for our common stockholders and our ability to pay dividends may be harmed by the risk factors described in this prospectus. All distributions to our common stockholders will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.

If we raise additional capital, our earnings per share and dividends per share may decline since we may not be able to invest all of the new capital during the quarter in which additional shares are sold and possibly the entire following calendar quarter.

Our charter does not permit ownership of over 9.8% of our common or preferred stock and attempts to acquire our common or preferred stock in excess of the 9.8% limit are void without prior approval from our board of directors.

For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of the board of directors shall be void and will result in the shares being transferred by operation of law to a charitable trust. Our board of directors has granted three unrelated third party institutional investors exemptions from the 9.8% ownership limitation as set forth in our charter documents. These exemptions permit one third party institutional investor to hold up to 15.0% of our common stock and two unrelated third party institutional investors to each hold up to 20.0% of our Series A Preferred Stock.

Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

Provisions contained in our charter and bylaws, as well as Maryland corporate law, may have anti-takeover effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

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Ownership limit. The ownership limit in our charter limits related investors including, among other things, any voting group, from acquiring over 9.8% of our common stock or more than 9.8% of our preferred stock without our permission.

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Preferred Stock. Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting stockholder approval.

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Maryland Business Combination Statute. Maryland law restricts the ability of holders of more than 10% of the voting power of a corporation’s shares to engage in a business combination with the corporation.

•	Maryland Control Share Acquisition Statute. Maryland law limits the voting rights of “control shares” of a corporation in the event of a “control share acquisition.”

Future offerings of debt securities, which would be senior to our common stock, Series A Preferred Stock and Series B Preferred Stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock, Series A Preferred Stock and Series B Preferred Stock for the purposes of dividend distributions, may harm the market price of our common stock, Series A Preferred Stock or Series B Preferred Stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock may have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our common stockholders bear the risk of our future offerings reducing the market price of our common stock.

Our charter provides that we may issue up to 20 million shares of preferred stock in one or more series. The issuance of additional preferred stock on parity with or senior to the Series A Preferred Stock or Series B Preferred Stock could have the effect of diluting the amounts we may have available for distribution to holders of the Series A Preferred Stock or Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock will be subordinated to all our existing and future debt. Thus, our Series A Preferred Stockholders and our Series B Preferred Stockholders bear the risk of our future offerings reducing the market price of our Series A Preferred Stock or Series B Preferred Stock.

We may issue additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement to acquire mortgage-related assets consistent with our investment policy. We then intend to increase our investment assets by borrowing against these mortgage-related assets and using the proceeds of such borrowings to acquire additional mortgage-related assets. Pending such investments, we will place the net proceeds in interest-bearing bank accounts or in readily marketable, interest-bearing securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
Ratio	2.07	1.29	0.98	0.94	1.17

The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense on all indebtedness and preferred stock dividends paid on our outstanding shares of Series A Preferred Stock.

DESCRIPTION OF OUR CAPITAL STOCK

The description of our capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to our charter and our bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 200 million shares of common stock, $0.01 par value per share, of which 116,742,130 are issued and outstanding as of February 24, 2010, and 20 million shares of preferred stock, $0.01 par value per share, issuable in one or more series. As of February 24, 2010, our board of directors had classified 5,150,000 shares of preferred stock as Series A Preferred Stock, 1,875,500 of which are issued and outstanding, and classified 3,150,000 shares of preferred stock as Series B Preferred Stock, of which 1,101,589 are issued and outstanding.

Common Stock

All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the Maryland General Corporation Law, our charter, bylaws and any articles supplementary to our charter.

Voting

Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders. Meetings of our stockholders are to be held annually and special meetings may be called by a majority of our board of directors, the chairman of our board of directors or our president. Special meetings shall be called by our secretary at the written request of our stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Dividends; Liquidation; Other Rights

Common stockholders are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. The right of our common stockholders to receive dividends is subordinate to the rights of our preferred stockholders. If we liquidate, dissolve or wind up, whether voluntary or involuntary, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to our preferred stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion or exchange rights, or redemption or sinking fund provisions, relating to the shares of common stock.

Classification or Reclassification of Common Stock or Preferred Stock

Our charter authorizes our board of directors to classify or reclassify any unissued shares of capital stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, restrictions on ownership, limitations as to dividends, qualifications and terms or conditions of redemption for each class or series.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company.

Preferred Stock

All shares of preferred stock, if and when issued, will be validly issued, fully paid, and non-assessable. Because our board of directors has the power to establish the preferences, powers and rights of each series of preferred stock, our board of directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to such series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including, where applicable, the following: (a) the title and stated value of the preferred stock; (b) the voting rights of the preferred stock, if applicable; (c) the preemptive rights of the preferred stock, if applicable; (d) the restrictions on transfer of the preferred stock, if applicable; (e) the number of shares offered, the liquidation preference per share and the offering price of the shares; (f) the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock, including the date from which dividends on the preferred stock will accumulate, if applicable; (g) the provision for a sinking fund, if any, for the preferred stock; (h) the provision for and any restriction on redemption, if applicable, of the preferred stock; (i) the provision for and any restriction on repurchase, if applicable, of the preferred stock; (j) the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period; (k) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and (l) any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs.

Restrictions on Transfer

Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the tax code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

In order that we may meet these requirements at all times, our charter prohibits any person from owning, acquiring or holding, directly or indirectly, without prior approval by our board of directors, shares of any class of our capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or shares of our common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock. For this purpose, ownership includes both beneficial ownership and constructive ownership. Beneficial ownership is defined in our charter to include interests that would be treated as owned through the application of Section 544 of the tax code, as modified by Section 856(h)(1)(B) of the tax code. Constructive ownership is defined in our charter to include interests that would be treated as owned through the application of Section 318(a) of the tax code, as modified by Section 856(d)(5) of the tax code. Subject to certain limitations, our board of directors may increase or decrease the ownership limitations or waive the limitations for individual investors.

For purposes of the 50% stockholder test discussed above, the constructive ownership provisions applicable under Section 544 of the tax code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules for application of such attribution provisions (e.g., reattribution of stock that is constructively owned). Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities’ shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of capital stock through such attribution is generally referred to as constructive ownership.

If any transfer of shares of capital stock would result in any person beneficially or constructively owning capital stock in violation of our transfer or ownership limitations, then the number of shares of capital stock causing the violation (rounded to the nearest whole shares) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee shall not acquire any rights in such shares. Shares of capital stock held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to the discovery by us that shares of capital stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our board of directors may, in its discretion, waive these requirements on owning shares in excess of the ownership limitations.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined below) of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee. This offer shall be at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (2) the market price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The market price shall mean the last sale price for such shares. In case no such sale takes place on such day, the market price shall be the average of the closing bid and asked prices on the New York Stock Exchange. In the event that no trading price is available for such shares, the fair market value of the shares shall be as determined in good faith by our board of directors.

Under the REIT provisions of the tax code, every owner of 5% or more in the case of 2,000 or more stockholders of record, of 1% or more in the case of more than 200 but fewer than 2,000 stockholders of record and of 0.5% or more in the case of 200 or fewer stockholders of record, of all classes or series of our stock, is required to give written notice to us in response to our written demand for such notice, which request must be made within 30 days after the end of each taxable year. They shall state their name and address, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

DESCRIPTION OF WARRANTS

We have no warrants or other stock purchase rights outstanding other than options issued under our 2004 Equity Compensation Plan. We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from the related securities. Warrants may be issued under a warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that may be offered under this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (a) the title of the warrants; (b) the aggregate number of the warrants; (c) the price or prices at which the warrants will be issued; (d) the designation, number and terms of the shares of preferred stock or common stock purchasable upon exercise of the warrants; (e) the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each security; (f) the date, if any, on and after which the warrants and the related preferred stock or common stock, if any, will be separately transferable; (g) the price at which each share of preferred stock or common stock purchasable upon exercise of the warrants may be purchased; (h) the date on which the right to exercise the warrants will commence and the date on which that right will expire; (i) the minimum or maximum amount of the warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) a discussion of federal income tax considerations; and (l) any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

SELECTED PROVISIONS OF MARYLAND LAW, OUR CHARTER AND BYLAWS

The following summary of selected provisions of the Maryland General Corporation Law, as amended from time to time, and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Removal of Directors

Our charter provides that a director may be removed from office at any time but only for cause and then only by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors.

Indemnification

As permitted by Maryland law, our charter obligates us to indemnify our directors and officers to the maximum extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services;

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or

•	generally, the proceeding, other than a proceeding brought to enforce indemnification, is brought by the director or officer against us.

Limitation of Liability

As permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except to the extent that:

•	it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or

•

a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

As a result of these provisions, we and our stockholders may be unable to obtain monetary damages from a director or officer for breach of his or her duty of care.

Maryland Business Combination Act

Maryland law prohibits specified “business combinations” between a Maryland corporation and an “interested stockholder.” These business combinations include, among others, a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities. Interested stockholders are either:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation; or

•

an affiliate or associate of the corporation who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period prior to the date in question.

Business combinations with a past interested stockholder are prohibited for five years after the most recent date on which the stockholder became an interested stockholder. Thereafter, any business combinations with the interested stockholder must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by outstanding shares of the corporation’s voting shares, voting together as a single group; and

•

66 2/3% of the votes entitled to be cast by all holders of the corporation’s voting other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

However, these special voting requirements do not apply if the corporation’s stockholders receive a minimum price for their shares, as specified in the statute, and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

The business combination statute does not apply to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The statute also does not apply to stockholders that acquired 10% or more of the corporation’s voting shares in a transaction approved by the corporation’s board of directors. A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders.

The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating such offers, even if our acquisition would be in our stockholders’ best interests. Our board of directors has not passed such a resolution exempting us from the business combination act.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	10% or more but less than 33 1/ 3%

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’

meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute would not apply to stock acquired in a merger, consolidation or share exchange if we were a party to the transaction, or to acquisitions previously approved or exempted by a provision in our charter or bylaws.

Our bylaws currently contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. However, our board of directors may decide to amend or eliminate this provision at any time in the future.

Amendment of Our Charter

We reserve the right from time to time to make any amendment to our charter including any amendment that alters the contract rights as expressly set forth in our charter of any shares of outstanding stock, subject to certain limitations. Our charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter. The provisions in our charter on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes particular U.S. federal income tax considerations regarding our qualification and taxation as a REIT and particular U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of our capital stock and warrants. Based on various factual representations made by us regarding our operations, in the opinion of Manatt, Phelps & Phillips, LLP, our counsel, commencing with our taxable year ended on December 31, 1998, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled us, and will enable us, to meet the requirements for qualification and taxation as a REIT. It is the opinion of Manatt, Phelps & Phillips, LLP, our counsel, that this tax discussion is accurate in all material respects. This discussion is based on current law and assumes that we have qualified at all times throughout our existence, and will continue to qualify, as a REIT for U.S. federal income tax purposes. The tax law upon which this discussion is based could be changed and any such change could have a retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders and warrant holders, which are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships and persons who are not citizens or residents of the U.S., stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the U.S. dollar. This discussion assumes that you will hold our capital stock as a “capital asset,” generally property held for investment, under the Code.

We urge you to consult with your own tax advisor regarding the specific consequences to you of the acquisition, ownership and disposition of stock or warrants in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such acquisition, ownership, disposition and election and the potential changes in applicable tax laws.

General

Our qualification and taxation as a REIT depends upon our ability to continue to meet the various qualification tests, imposed under the Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements.

We have made an election to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1998. We currently expect to continue operating in a manner that will permit us to maintain our qualification as a REIT. All qualification requirements for maintaining our REIT status, however, may not have been, or might not continue to be, met.

So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

•	we will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains;

•	we may be required to pay the “alternative minimum tax” on our items of tax preference; and

•

if we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business, or (b) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

To the extent that distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder’s stock with respect to which the distributions are paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that stock. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock (as compared to distributions with respect to our common stock) so that distributions with respect to our preferred stock are more likely to be treated as dividends than as return of capital or a distribution in excess of basis. Calculations of corporate earnings and profits are complex, and it is possible that distributions expected to be a return of capital may subsequently be determined to be taxable distributions of earnings and profits.

Dividends paid by regular C corporations to stockholders other than corporations now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series A Preferred Stock and Series B Preferred Stock, generally will continue to be taxed at regular ordinary income tax rates, except in limited circumstances.

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by a fraction intended to reflect our profitability.

In the event of more than de minimis failure of any of the asset tests occurs in a taxable year, as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy any of the asset tests.

In the event of a failure to satisfy one or more requirements for REIT qualification occurring in a taxable year, other than the gross income tests and the asset tests, as long as such failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

We will be required to pay a nondeductible 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior periods.

This distribution requirement is in addition to, and different from, the distribution requirements discussed below in the section entitled “Annual Distribution Requirements.”

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund of its proportionate share of the tax we paid. The basis of the stockholder’s shares is increased by the amount of the undistributed long-term capital gain (less the amount of capital gains tax paid by the REIT) included in the stockholder’s long-term capital gains.

If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by “disqualified” organizations. Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest in a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to tax. A “disqualified organization” includes:

•	the U.S.;

•	any state or political subdivision of the U.S.;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•

any other tax-exempt organization other than a farmers’ cooperative described in Section 521 of the Code that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

If we acquire any asset from a corporation which is or has been taxed as a C corporation under the Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset,

•	in each case determined as of the date on which we acquired the asset.

A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in the preceding paragraph with respect to the recognition of gain will apply unless we make an election under Treasury Regulation Section 1.337(d)-7(c). If such an election were made, the C corporation would recognize taxable gain or loss as if it had sold the assets we acquired from the C corporation to an unrelated third party at fair market value on the acquisition date.

We will be subject to a 100% excise tax if our dealings with any taxable REIT subsidiaries (defined below) are not at arm’s length.

In addition, not withstanding our REIT status, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	that issues transferable shares or transferable certificates to evidence beneficial ownership;

3.	that would be taxable as a domestic corporation but for Code Sections 856 through 859;

4.	that is not a financial institution or an insurance company within the meaning of the Code;

5.	that is beneficially owned by 100 or more persons;

6.	that not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year;

7.	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

8.	that elects to be a REIT or has made such election for a previous taxable year and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and retain REIT status.

The Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of the sixth condition, pension trusts and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception generally applies with respect to pension funds.

Stock Ownership Tests

Our stock must be beneficially held by at least 100 persons, the “100 Stockholder Rule,” and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the “5/50 Rule.” For purposes of the 100 Stockholder Rule only, trusts described in Section 401(a) of the Code and exempt under Section 501(a) of the Code are generally treated as persons. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from our REIT status. However, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the 5/50 Rule, we will be treated as having met the 5/50 Rule.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•

We must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of “qualified real estate assets,” i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, income from certain types of temporary investments, amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits, and income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets (in which case, all of the income derived from the REMIC), or the “75% gross income test;” and

•

We must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the sources of income that satisfy the 75% gross income test, (b) dividends, interest and gain from the sale or disposition of stock or securities, or (c) any combination of the foregoing, or the “95% gross income test.”

Gross income from servicing loans for third parties and loan origination fees is not qualifying income for purposes of either gross income test. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Income and gain from certain transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets, and that are clearly and timely identified as such, are excluded from both the numerator and denominator for purposes of the 95% gross income test and, for certain hedging transactions entered into after July 30, 2008, the 75% gross income test.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary (in general, a 100%-owned corporate subsidiary of a REIT). Interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

The following paragraphs discuss in more detail the specific application of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount and market discount income that we receive from our mortgage loans and MBS generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Fee Income. If we originated mortgage loans, we might receive fees in connection with such originations. Such fees would be qualifying income for purposes of both the 75% and 95% income tests if they were received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined based on the borrower’s income or profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test.

Dividends. Our share of any dividends received from any corporation (including any of our taxable REIT subsidiaries, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Rents from Real Property. We do not intend to acquire any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a taxable REIT subsidiary, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test and, for certain hedging transactions entered into after July 30, 2008, the 75% gross income test. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. For transactions entered into after July 30, 2008, a “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property which generates such income or gain) including gain from the termination of such a transaction. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “Asset Tests”), or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the 95% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property other than foreclosure property that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.

Foreign currency gain or loss that is attributable to any prohibited transaction is taken into account in determining the amount of prohibited transaction net income subject to the 100% tax.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

Permitted foreclosure property income also includes foreign currency gain that is attributable to otherwise permitted income from foreclosure property. Such foreign currency gain also is included as foreclosure property income for purposes of any tax on such income.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the U.S. Department of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the U.S. Department of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above, even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Foreign Investment and Exchange Gains

A REIT must be a U.S. domestic entity, but it is permitted to hold foreign real estate or other foreign-based assets, provided the 75% and 95% income tests and other requirements for REIT qualification are met. A REIT that holds foreign real estate or other foreign-based assets may have foreign currency exchange gain under the foreign currency transaction tax rules. Foreign currency exchange gain was not explicitly included in the statutory definitions of qualifying income for purposes of the 75% and 95% income tests until a recent statutory change, although the IRS issued guidance that allowed foreign currency gain to be treated as qualified income in certain circumstances.

For transactions occurring after July 30, 2008, the new provision excludes certain foreign currency gain from the computation of qualifying income for purposes of the 75% income test or the 95% income test, respectively. The exclusion is solely for purposes of the computations under these tests.

The statutory change defines two new categories of income for purposes of the exclusion rules: “real estate foreign exchange gain” and “passive foreign exchange gain.” Real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and the 95% income tests. Passive foreign exchange gain is excluded for purposes of the 95% income test but is included in gross income and treated as non-qualifying income, to the extent that it is not real estate foreign exchange gain, for purposes of the 75% income test.

Real estate foreign exchange gain is foreign currency gain which is attributable to: (i) any item of income qualifying for the numerator for the 75% income test; (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property. Real estate foreign exchange gain also includes certain foreign currency gains attributable to certain “qualified business units” of the REIT.

Passive foreign exchange gain includes all real estate foreign exchange and, in addition, includes foreign currency gain which is attributable to: (i) any item of income or gain included in the numerator for the 95% income test, (ii) acquisition or ownership of obligations other than described in the preceding paragraph; (iii) becoming the obligor under obligations other than described in the preceding paragraph; and (iv) any other foreign currency gain to be determined by the IRS.

Notwithstanding the foregoing rules, except in the case of certain income excluded under the hedging rules, foreign currency exchange gain derived from engaging in dealing, or substantial and regular trading, in certain securities shall constitute gross income that does not qualify under either the 75% or 95% income test.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year:

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Under recently enacted legislation, the term “cash” for purposes of the REIT asset qualification rules is defined to include foreign currency if the REIT or its “qualified business unit” uses such foreign currency as its functional currency, but only to the extent such foreign currency is held for use in the normal course of the activities of the REIT or the “qualified business unit” giving rise to income in the numerator for the 75% or 95% income tests, or directly related to acquiring or holding assets qualifying for the numerator in the 75% assets test, and is not held in connection with a trade or business of trading or dealing in certain securities. This change became effective with our 2009 tax year.

Second, not more than 25% of the value of our total assets may be represented by securities (other than those included in the preceding category).

Third, not more than 25% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Fourth, except with respect to a taxable REIT subsidiary and securities includible in the first category above, (a) not more than 5% of the value of our total assets may be represented by securities of any one issuer, (b) we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer and (c) we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “Income Tests.”

The asset tests described above are based on our gross assets. For federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized through non-REMIC debt securitizations. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the gross assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans and MBS that we will own will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by a mortgage on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the second, third and fourth asset tests with respect to those debt securities.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our investment portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets, or solely by a change in the foreign currency exchange rate used to value a foreign asset.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the second or third asset tests described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if (i) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and (ii) pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of excess non-cash income.

We must pay such distributions in the taxable year to which they relate or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. In addition, dividends declared in October, November or December payable to stockholders of record in such month are deemed received by stockholders on December 31 and to have been paid on December 31 if actually paid in January of the following year. See below under “Distributions Generally.”

We will pay the federal income tax on taxable income, including net capital gain, which we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or MBS are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

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We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request, on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests as described in “Income Tests” and “Asset Tests.”

If we fail to qualify as a REIT in any taxable year and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and domestic non-corporate stockholders may be eligible for the reduced federal income tax rate of 15% on qualified dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether, in all circumstances, we would qualify for such statutory relief.

Qualified REIT Subsidiaries

A qualified REIT subsidiary is any corporation in which we own 100% of such corporation’s outstanding stock and for which no election has been made to classify it as a taxable REIT subsidiary. As such, their assets, liabilities and income would generally be treated as our assets, liabilities and income for purposes of each of the above REIT qualification tests. We currently have no qualified REIT subsidiaries.

Taxable REIT Subsidiaries

A taxable REIT subsidiary is any corporation in which we own stock (directly or indirectly) and which we and such corporation elect to classify as a taxable REIT subsidiary. A taxable REIT subsidiary is not subject to the REIT asset, income and distribution requirements, nor are its assets, liabilities or income treated as our assets, liabilities or income for purposes of each of the above REIT qualification tests. We currently have no taxable REIT subsidiaries. We generally intend to make a taxable REIT subsidiary election with respect to any other corporation in which we acquire securities constituting more than 10% by vote or value of such corporation and that is not a qualified REIT subsidiary. However, the aggregate value of all of our taxable REIT subsidiaries must be limited to 25% of the total value of our assets.

We will be subject to a 100% penalty tax on any rent, interest or other charges that we impose on any taxable REIT subsidiary in excess of an arm’s length price for comparable services. We expect that any rents, interest or other charges imposed on any taxable REIT subsidiary will be at arm’s length prices.

We generally expect to derive income from our taxable REIT subsidiaries by way of dividends in the event that we establish any taxable REIT subsidiaries. Such dividends are not real estate source income for purposes of the 75% income test, although they are included for purposes of the 95% test. Therefore, when aggregated with our non-real estate source income, such dividends must be limited to 25% of our gross income each year. We will monitor the value of our investment in, and the distributions from, our taxable REIT subsidiaries to ensure compliance with all applicable REIT income and asset tests in the event that we establish any taxable REIT subsidiaries.

Taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including us, as dividend distributions. Our dividends sourced from dividends received from taxable REIT subsidiaries (if any) can qualify for the 15% tax rate on qualified dividends.

Taxation of Taxable U.S. Stockholders

For purposes of the discussion in this prospectus, the term “U.S. stockholder” or “U.S. warrant holder” means a holder of our stock or warrants, as applicable, that is, for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

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a corporation (including an entity treated as a corporation for federal income tax purposes), partnership or other entity created or organized in or under the laws of the U.S. or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will generally be taxable to U.S. stockholders as ordinary income. Provided that we continue to qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each U.S. stockholder and will reduce the adjusted tax basis which each U.S. stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in its stock will be taxable as capital gain and will be taxable as long-term capital gain if the stock has been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the previous year, but only to the extent we have any remaining undistributed earnings and profits (as computed under the Code) as of December 31st. Any portion of this distribution in excess of our previously undistributed earnings and profits as of December 31st should be treated as a distribution to our stockholders in the following calendar year for U.S. federal income tax purposes. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses. Ordinary dividends to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” However, the 15% tax rate for “qualified dividend income” will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations such as a taxable REIT subsidiary, and (ii) any income on which we have paid a corporate income tax.

Capital Gain Distributions

Distributions designated by us as capital gain dividends will be taxable to U.S. stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. This capital gain income will generally be taxable to non-corporate U.S. stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

Distributions we make and gains arising from the sale or exchange of our stock by a U.S. stockholder will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation under the Code. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have.

Dispositions of Stock or Warrants

A U.S. stockholder or U.S. warrant holder that sells or disposes of our stock or warrants will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder or warrant holder receives on the sale or other disposition and the stockholder’s or warrant holder’s adjusted tax basis in the stock or warrants, as applicable. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder or warrant holder has held the stock or warrants for more than one year. In general, any loss recognized by a U.S. stockholder or warrant holder upon the sale or other disposition of our stock or warrants that the stockholder or warrant holder has held for six months or less will be treated as long-term capital loss to the extent the stockholder or warrant holder received distributions from us which were required to be treated as long-term capital gains. All or a portion of any loss that a U.S. stockholder or warrant holder realizes upon a taxable disposition of our stock may be disallowed if the stockholder purchases other stock within 30 days before or after the disposition.

Information Reporting and Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number certifying as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A U.S. stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders and Warrant Holders

The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code, i.e., property, the acquisition, or holding of which is financed through a borrowing by the tax-exempt U.S. stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold a residual interest in a REMIC that gives rise to “excess inclusion” income, as defined in Section 860E of the Code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we or a pool of our assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective and current investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a substantial portion of the dividends a tax-exempt stockholder receives may constitute UBTI if we are treated as a “pension-held REIT” and the stockholder is a pension trust which:

•	is described in Section 401(a) of the Code; and

•	holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if:

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•

either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•

the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income, less directly related expenses, of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.”

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors and stockholders should recognize that the present U.S. federal income tax treatment of an investment in our stock or warrants may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock or warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement, if any. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Any offers made pursuant to our sales agreement with Cantor Fitzgerald & Co., however, will not obligate Cantor Fitzgerald & Co. as sales manager to purchase all of the securities so offered.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with offering securities pursuant to this prospectus, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our common stock is listed on the New York Stock Exchange under the symbol “ANH.” Our 8.625% Series A Cumulative Preferred Stock, referred to as our Series A Preferred Stock, is listed on the New York Stock Exchange under the symbol “ANH-PA.” Our 6.25% Series B Cumulative Convertible Preferred Stock, referred to as our Series B Preferred Stock, is listed on the New York Stock Exchange under the symbol “ANH-PB.” All other series of our preferred stock other than our Series A Preferred Stock and our Series B Preferred Stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of Anworth Mortgage Asset Corporation as of December 31, 2008 and December 31, 2009 and for the years then ended have been incorporated by reference in this prospectus in reliance upon the report of McGladrey & Pullen, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Anworth Mortgage Asset Corporation for the year ended December 31, 2007 have been incorporated by reference in this prospectus in reliance upon the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain federal income tax considerations will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. Selected legal matters related to Maryland law, including the validity of our securities offered in this prospectus, will be passed upon for us by DLA Piper LLP (US), Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public from the SEC’s World Wide Web site on the Internet at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy this information at the Financial Industry Regulatory Authority, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We maintain a site on the Internet at http://www.anworth.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

We have filed a registration statement, of which this prospectus is a part, covering the offered securities. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. We refer you to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed with the SEC and incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on February 26, 2010;

•	the description of our common stock included in our registration statement on Form 8-A filed on April 30, 2003;

•	the description of our Series A Preferred Stock included in our registration statement on Form 8-A filed on November 3, 2004; and

•	the description of our Series B Preferred Stock included in our registration statement on Form 8-A filed on January 30, 2007.

Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the registration statement and prior to the effectiveness of the registration statement and any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, CA 90401, telephone: (310) 255-4493.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth our costs and expenses in connection with the registration of our securities being registered. All amounts are estimates except the U.S. Securities and Exchange Commission registration fee.

Description	Amount
Securities and Exchange Commission Registration Fee	$36,496.73
Printing and Engraving	100,000
Legal Fees and Expenses	350,000
Accountants’ Fees and Expenses	175,000
Miscellaneous	38,503.27

Total	$700,000.00

Item 15.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law permits us to indemnify, subject to the exceptions set forth therein, any director or officer of our company who is made a party to any proceeding by reason of service in that capacity to the company, or who is or was, serving as such with respect to another entity at the request of our company. The Maryland General Corporation Law also provides that we may purchase insurance on behalf of our directors, officers, employees or agents.

Our charter and bylaws require us to provide for indemnification of our officers and directors substantially identical in scope to that permitted under Section 2-418 of the Maryland General Corporation Law. Our bylaws also provide that we must pay the expenses of our officers and directors (acting in their capacity as such) incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of a written undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of appropriate jurisdiction that the officer or director is not entitled to be indemnified by us.

Our charter limits the liability of our directors and officers for money damages to us and our stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except:

•	to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or

•

if a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

Item 16.	Exhibits.

The following exhibits are part of this Registration Statement on Form S-3 and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit Number	Description
4.1(1)	Amended Articles of Incorporation

4.2(2)	Articles of Amendment

4.3(3)	Articles of Amendment

4.4(4)	Articles Supplementary for Series A Preferred Stock

4.5(5)	Articles Supplementary for Series A Preferred Stock

4.6(6)	Articles Supplementary for Series B Preferred Stock

4.7(7)	Articles Supplementary for Series B Preferred Stock

4.8(8)	Amended Bylaws

4.9(1)	Specimen Common Stock Certificate

4.10(9)	Specimen Preferred Stock Certificate

4.11(4)	Specimen Series A Preferred Stock Certificate

4.12(6)	Specimen Series B Preferred Stock Certificate

5.1(10)	Opinion of DLA Piper LLP (US)

8.1(10)	Opinion of Manatt, Phelps & Phillips, LLP

12.1	Statements re: Computation of Ratios

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of BDO Seidman, LLP

23.3	Consent of DLA Piper LLP (US) (included within the opinion filed as Exhibit 5.1)

23.4	Consent of Manatt, Phelps & Phillips, LLP (included within the opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included on page II-5)

(1)	Incorporated by reference from our Registration Statement on Form S-11, Registration No. 333-38641, which became effective under the Securities Act of 1933, as amended, on March 12, 1998.
(2)	Incorporated by reference from our Definitive Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as filed with the Securities and Exchange Commission on May 14, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2008.
(4)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2004.
(5)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2005.
(6)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2007.
(7)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2007.
(8)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2009.
(9)	Incorporated by reference from our Registration Statement on Form S-3, Registration No. 333-85036, which became effective under the Securities Act of 1933, as amended, on June 13, 2002.
(10)	Incorporated by reference from our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 28, 2009.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, as of February 26, 2010.

ANWORTH MORTGAGE ASSET CORPORATION

By:	/s/ Joseph Lloyd McAdams
Joseph Lloyd McAdams Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
	/s/ Joseph Lloyd McAdams Joseph Lloyd McAdams	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 26, 2010

	/s/ Thad M. Brown Thad M. Brown	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 26, 2010

	* Joseph E. McAdams	Executive Vice President, Chief Investment Officer and Director	February 26, 2010

	* Lee A. Ault, III	Director	February 26, 2010

	* Joe E. Davis	Director	February 26, 2010

	* Charles H. Black	Director	February 26, 2010

	* Robert C. Davis	Director	February 26, 2010

*By:	/s/ Joseph Lloyd McAdams Joseph Lloyd McAdams	Attorney-in-fact pursuant to a power of attorney previously filed with the Registration Statement	February 26, 2010

EXHIBIT INDEX

Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

Exhibit Number	Description
4.1(1)	Amended Articles of Incorporation

4.2(2)	Articles of Amendment

4.3(3)	Articles of Amendment

4.4(4)	Articles Supplementary for Series A Preferred Stock

4.5(5)	Articles Supplementary for Series A Preferred Stock

4.6(6)	Articles Supplementary for Series B Preferred Stock

4.7(7)	Articles Supplementary for Series B Preferred Stock

4.8(8)	Amended Bylaws

4.9(1)	Specimen Common Stock Certificate

4.10(9)	Specimen Preferred Stock Certificate

4.11(4)	Specimen Series A Preferred Stock Certificate

4.12(6)	Specimen Series B Preferred Stock Certificate

5.1(10)	Opinion of DLA Piper LLP (US)

8.1(10)	Opinion of Manatt, Phelps & Phillips, LLP

12.1	Statements re: Computation of Ratios

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of BDO Seidman, LLP

23.3	Consent of DLA Piper LLP (US) (included within the opinion filed as Exhibit 5.1)

23.4	Consent of Manatt, Phelps & Phillips, LLP (included within the opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included on page II-5)

(1)	Incorporated by reference from our Registration Statement on Form S-11, Registration No. 333-38641, which became effective under the Securities Act of 1933, as amended, on March 12, 1998.
(2)	Incorporated by reference from our Definitive Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as filed with the Securities and Exchange Commission on May 14, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2008.
(4)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2004.
(5)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2005.
(6)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2007.
(7)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2007.
(8)	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2009.
(9)	Incorporated by reference from our Registration Statement on Form S-3, Registration No. 333-85036, which became effective under the Securities Act of 1933, as amended, on June 13, 2002.
(10)	Incorporated by reference from our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 28, 2009.